Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Barnes & Noble, Inc.
New York, New York

We hereby consent to the incorporation by reference of our reports dated April 8, 2005 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Barnes & Noble, Inc. and subsidiaries, which appears in the annual report to shareholders, which is incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and into the prospectuses constituting a part of the following registration statements: No. 33-84826 on Form S-3, No. 33-89258 on Form S-3, No. 33-270333 on Form S-8, No. 33-89260 on Form S-8, No. 33-97410 on Form S-3, and No. 33-116382 on Form S-8.

We also consent to the references to us under the caption “Experts” in the Prospectuses.

BDO Seidman, LLP
New York, New York
April 8, 2005